Exhibit 99.1
FOR IMMEDIATE RELEASE
FX REAL ESTATE AND ENTERTAINMENT INC.
Media Contact:    Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
FX Real Estate and Entertainment Inc. Sets March 6th as
Record Date for Rights Offering
New York — March 6, 2008 — FX Real Estate and Entertainment Inc. (NASDAQ: FXRE), announced that it has set today, March 6, 2008, as the record date for its previously announced rights offering. FXRE stockholders of record as of today will receive the right to purchase one share of FXRE common stock at a $10 per share for every two shares of common stock held on this date. As part of the initial transaction that created FXRE in June 2007, holders of approximately 50% of FXRE’s outstanding common stock, representing approximately 20 million shares, waived the right to participate in the rights offering. As a result, approximately 9.9 million shares will be offered in the rights offering, representing gross proceeds of approximately $99 million.
Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, and The Huff Alternative Fund, L.P., a principal stockholder, have previously agreed to purchase shares in the rights offering that are not otherwise subscribed for by stockholders, if any, at the same $10 per share price offered to other stockholders in the rights offering. For more information on the backstop investment agreements with Mr. Sillerman and Huff, please see the Company’s Form 8-K filed with the Securities and Exchange Commission on January 10, 2008, which can be viewed at the SEC’s website at www.sec.gov.
The rights will expire, if not exercised, at 5:00 p.m., Eastern Daylight Time, on April 11, 2008, unless FXRE decides to terminate the rights offering earlier or extend the rights offering to a later date. Stockholders who receive rights may exercise their rights to purchase shares commencing upon receipt of their rights certificates and at any time prior to the expiration or termination of the offering.
A registration statement for the rights and the shares of FXRE common stock underlying the rights has been filed with and declared effective by the Securities and Exchange Commission (“SEC”) on March 6, 2008. A copy of the final prospectus from the registration statement and additional material relating to the rights offering are expected to be mailed on or about March 11, 2008 to stockholders of record as of March 6, 2008. Stockholders will also be able to obtain a copy of the prospectus and the other materials by contacting Mellon Investor Services, the information agent for the rights offering, at (877) 243-3815 for domestic callers and (201) 680-6579 for foreign callers.
FXRE’s common stock is listed and traded on The NASDAQ Global Market under the symbol “FXRE.” The rights will be listed for trading on The NASDAQ Global Market under the symbol “FXRER”. There is no assurance that a public trading market will develop for the rights during the rights offering.

This press release is not an offer to sell nor a solicitation of any offer to buy any securities in any state or jurisdiction nor shall there by an sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. These securities may not be offered or sold in the United States absent registration under or any exemption from the registration requirements of the Securities Act of 1933, as amended. Any public offering of the Company’s securities to be made in the United States will be made by means of a prospectus that may, when available, be obtained from the Company, containing detailed information about the Company and management, as well as financial statements.
About FX Real Estate and Entertainment
FX Real Estate and Entertainment owns 17.72 contiguous acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada, known as the Park Central site. FXRE intends to pursue a hotel, casino, entertainment, retail, commercial and residential development project on the Park Central site. FXRE recently entered into license agreements with Elvis Presley Enterprises, Inc., an 85%-owned subsidiary of CKX, Inc. [NASDAQ: CKXE], and Muhammad Ali Enterprises LLC, an 80%-owned subsidiary of CKX, which allows it to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of its real estate and other entertainment attraction-based projects. FXRE currently anticipates that the development of the Park Central site will involve multiple elements that incorporate the Elvis Presley assets and theming. In addition, the license agreement with Elvis Presley Enterprises grants FXRE the right to develop, and it currently intends to pursue the development of, one or more hotels as part of the master plan of Elvis Presley Enterprises, Inc. to redevelop the Graceland property and surrounding areas in Memphis, Tennessee.
In addition to its interest in the Park Central Property, its plans with respect to a Graceland-based hotel, and its intention to pursue additional real estate and entertainment-based developments using the Elvis Presley and Muhammad Ali intellectual property, FXRE, through direct and indirect wholly owned subsidiaries, owns 1,410,363 shares of common stock of Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado.
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